UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025

TELA Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39130	45-5320061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Great Valley Parkway, Suite 24 Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 320-2930

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TELA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2025, the Board of Directors (the “Board”) of TELA Bio, Inc. (the “Company”) increased the size of the Board from six to seven members and, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed William Plovanic to serve as a Class I director, with a term expiring at the Company’s 2026 Annual Meeting of Stockholders.

Mr. Plovanic, 56, has served as Managing Director, Healthcare Equity Research at Canaccord Genuity LLC (“Canaccord”), a global investment bank focused on growth companies, since May 2020. As Managing Director, Mr. Plovanic leads equity research coverage of medical technology sectors, including cardiovascular, diabetes, and neuromodulation. Previously, Mr. Plovanic served as President, Chief Executive Officer, Chief Financial Officer, and as a board member at Obalon Therapeutics, Inc. (“Obalon”) (formerly, Nasdaq: OBLN), a previously publicly traded medical device company, from March 2016 until a merger with ReShape LifeSciences, Inc. (formerly, Nasdaq: RSLS) in June 2021. At Obalon, Mr. Plovanic guided the company through commercialization of novel obesity treatment technologies and services, significant organizational changes, and its eventual merger with ReShape LifeSciences. Prior to Obalon, Mr. Plovanic worked as an equity research analyst for 20 years covering medical technology companies in the orthopedics and biomaterials sectors. Mr. Plovanic holds a Bachelor of Science in Finance from Bradley University and is a Chartered Financial Analyst (CFA) Charterholder.

The Board has determined that Mr. Plovanic is an independent director under the applicable Nasdaq listing rules. There are no arrangements or understandings between Mr. Plovanic and any other person pursuant to which he was selected as a director. There are no related party transactions between the Company and Mr. Plovanic (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Plovanic does not have any family relationships with any of the Company’s directors or executive officers.

On October 31, 2025, the Board granted an initial equity award to Mr. Plovanic consisting of (i) an option to purchase 17,550 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), vesting in 36 equal monthly installments; and (ii) a restricted stock unit award with respect to 11,925 shares of Common Stock vesting in three equal annual installments (collectively, the “Initial Equity Award”), in each case subject to Mr. Plovanic’s continuous service with the Company. The Initial Equity Award was granted to Mr. Plovanic in connection with his appointment to the Board in accordance with the Company’s non-employee director compensation policy, with such award being made under the Company’s Amended and Restated 2019 Equity Incentive Plan, as amended.

In accordance with the Company’s non-employee director compensation policy, Mr. Plovanic will receive an annual base retainer of $45,000 for his service on the Board.

In accordance with the Company’s non-employee director compensation policy, beginning at the Company’s 2026 Annual Meeting of Stockholders, Mr. Plovanic will receive an annual award consisting of (i) an option to purchase 11,700 shares of Common Stock and (ii) a restricted stock unit award with respect to 7,950 shares of Common Stock. Each component of the annual award will vest on the earlier of (x) the first anniversary of the date of grant; (y) the date of the subsequent annual meeting of stockholders following the date of grant; or (z) the occurrence of a change in control, in each case subject to Mr. Plovanic’s continued service through the applicable vesting dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	Chief Executive Officer and Director

Date: November 3, 2025